        Exhibit 99

NEWS RELEASE

For Immediate Release
Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Thomas Burke, Former Visteon Executive, Joins Modine Manufacturing Company as Executive Vice President

Racine, WI, May 31, 2005 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that Thomas A. Burke, 48, has joined the Company as Executive Vice President, reporting to President and Chief Executive Officer David Rayburn.
In this newly created position, Burke will be responsible for Modine’s North American Automotive and Commercial HVAC Divisions, and the Fuel Cell Products Group, as well as the corporate Information Technology and Environmental, Health, Safety and Security departments.

  Burke brings a wealth of experience to Modine, including the last nine years with Visteon Corporation (NYSE: VC), where he was most recently Vice President of North American Manufacturing Operations with responsibility for more than $10 billion in sales. There, he led an effort to develop and implement business strategies to enhance the company’s global manufacturing product portfolio. Prior to that and based in Cologne, Germany, Burke served as Vice President of European and South American Manufacturing, and Vice President of North American and Asian Operations.

Before Visteon, he spent 13 years with Ford Motor Company (NYSE: F) in the climate control division in a variety of engineering and operations positions in the U.S. and Mexico. Burke received a bachelor’s degree in engineering in 1979 from Purdue University

“Tom is a seasoned executive with tremendous international experience working directly in our industry, with our same products, and with many of our customers,” said Rayburn. “We are pleased that he is joining our senior management team.
“His knowledge of climate control, heat transfer and the global automotive industry will be very valuable to both to Modine and its customers,” Rayburn added. “We look forward to utilizing his expertise as we continue to globalize our products, process and strategies for the future.” Concurrent with Burke’s arrival, Modine is also realigning the responsibilities of its senior management team, and creating specific, strategic responsibilities for worldwide markets and products, to better serve its increasingly global, technology-drive OE customer base. “This is an effort to better facilitate the strong global strategic initiatives we have created,” Rayburn said. “In this regard, Tom will have global market strategic responsibility for the Automotive, Fuel Cell and HVAC markets.”
“Modine’s excellent reputation and successful business model are very well respected in the industry,” said Burke. “Modine has a strong balance sheet, a diversified customer and market base, innovative research and development, and a defined focus on its core technology. The company’s corporate culture is also a good fit for me, so it is truly a privilege to join the leadership team at this exciting phase of Modine’s growth.”
With record fiscal 2005 revenues and operating cash flow of $1.5 billion and $156 million, respectively, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The Company employs 9,400 people at 40 facilities worldwide. For more information about Modine, visit www.modine.com